EXHIBIT 5.1
OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM
October 19, 2009
RailAmerica, Inc.
7411 Fullerton Street
Suite 300
Jacksonville, Florida 32256

Re:	RailAmerica, Inc. and the Subsidiary Guarantors Listed on Schedules I & II Hereto Registration Statement on Form S-4
Ladies and Gentlemen:
     We are acting as special counsel to RailAmerica, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $740,000,000 aggregate principal amount of the Company’s 9.25% Senior Secured Notes due 2017 (the “New Notes”). The Indenture, dated as of June 23, 2009 (the “Indenture”), by and among the Company, the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the New Notes by (i) certain subsidiaries of the Company (the “DE/NY Guarantors”) incorporated or formed pursuant to the laws of the State of Delaware or New York, and listed on Schedule I hereto (the guarantees by the DE/NY Guarantors are referred to herein as the “DE/NY Guarantees”); and (ii) certain other subsidiaries of the Company (the “Non-DE/NY Guarantors” and, together with the DE/NY Guarantors, the “Subsidiary Guarantors”) incorporated or formed pursuant to the laws of states other than Delaware or New York, and listed on Schedule II hereto (the guarantees by the Non-DE/NY Guarantors are referred to herein as the “Non-DE/NY Guarantees” and, together with the DE/NY Guarantees, the “Subsidiary Guarantees”), to the extent set forth in the Indenture. The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 9.25% Senior Secured Notes due 2017 of the Company (the “Old Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of June 23, 2009 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors, and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers of the Old Notes.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

RailAmerica, Inc.
October 19, 2009

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement on Form S-4 relating to the New Notes and the Subsidiary Guarantees filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware, as amended to date;

(v)	the Amended and Restated By-laws of the Company, as certified by Scott Williams, Secretary of the Company;

(vi)	the certificate of incorporation and by-laws, as amended to date, of each of the DE/NY Guarantors that are corporations;

(vii)	the certificates of formation and the limited liability company agreements or operating agreements, as applicable, as amended to date, of each of the DE/NY Guarantors that are limited liability companies or partnerships;

(viii)	certain resolutions adopted by the Board of Directors of the Company dated as of June 17, 2009 and the Boards of Directors or Managers of each of the DE/NY Guarantors dated as of June 17, 2009, relating to the Exchange Offer, the Indenture, the Subsidiary Guarantees and related matters, as certified by, respectively, Scott Williams, Secretary of the Company, and James Shefelbine and Scott Williams, Authorized Officers for the DE/NY Guarantors;

(ix)	the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) , of the Trustee, to be filed as Exhibit 25 to the Registration Statement; and

(x)	the form of the New Notes, included as an exhibit to the Indenture.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

RailAmerica, Inc.
October 19, 2009

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the DE/NY Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties. We have also assumed that each of the Company and the Subsidiary Guarantors has been duly organized and is validly existing in good standing under the laws of their respective jurisdiction of organization and that each of the Subsidiary Guarantors, other than the DE/NY Guarantors, has complied with all aspects of applicable laws of jurisdictions other than the United States of America, the State of Delaware and the State of New York in connection with the transactions contemplated by the Indenture, the Registration Rights Agreement, New Notes and Subsidiary Guarantees to the extent a party thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.
     Our opinions set forth herein are limited to the corporate law of the State of Delaware, the Delaware Limited Liability Company Act, and the laws of the State of New York, which in our experience, are normally applicable to transactions of the type governed or contemplated by the Exchange Offer, the Indenture and the New Notes (including applicable provisions of the constitutions of Delaware and New York and reported judicial interpretations interpreting such laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non- opined on law on the opinions herein stated.
     In rendering the opinion set forth below, we have assumed that (i) the execution and delivery by the Company of the Indenture and the New Notes and the performance by the Company of its obligations thereunder and (ii) the execution and delivery by each of the Subsidiary Guarantors of the Indenture and the performance by the Subsidiary Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company, the Subsidiary Guarantors or any of their respective properties are subject, except for those agreements and instruments that have been identified to us by the Company as being material and that are filed as exhibits to the Registration Statement
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the

RailAmerica, Inc.
October 19, 2009

Trust Indenture Act and the New Notes (in the form filed as Exhibit 4.3 to the Registration Statement) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the New Notes and the Subsidiary Guarantees will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP

RailAmerica, Inc.
October 19, 2009

SCHEDULE I
DE/NY SUBSIDIARY GUARANTORS
New York
The Massena Terminal Railroad Company
Delaware
Alabama & Gulf Coast Railway LLC
Arizona & California Railroad Company
California Northern Railroad Company
Cascade and Columbia River Railroad Company
Central Oregon & Pacific Railroad, Inc.
Connecticut Southern Railroad, Inc.
Indiana & Ohio Rail Corp.
Indiana & Ohio Railway Company
Indiana Southern Railroad, LLC
Kiamichi Railroad Company, L.L.C.
Kyle Railways, LLC
New England Central Railroad, Inc.
New StatesRail Holdings, LLC
Palm Beach Rail Holding, Inc.
Puget Sound & Pacific Railroad
RailAmerica Operations Shared Services, Inc.,
f/k/a American Rail Dispatching Center, Inc.
RailAmerica Operations Support Group, Inc.
f/k/a Rail Operating Support Group, Inc.
RailAmerica Contract Switching Services, Inc.
RailAmerica Equipment Corp.
RailAmerica Intermodal Services, Inc.
RailAmerica Transportation Corp.
South East Rail, Inc.
StatesRail II Railroad, LLC
StatesRail, LLC
Toledo, Peoria & Western Railway Corp.
Ventura County Railroad Company

5

RailAmerica, Inc.
October 19, 2009

SCHEDULE II
NON-DE/NY
SUBSIDIARY GUARANTORS
A. & R. Line, Inc.
Bauxite & Northern Railway Company
The Central Railroad Company of Indiana
Central Railroad Company of Indianapolis
Dallas, Garland & Northeastern Railroad, Inc.
Eastern Alabama Railway, LLC
Huron and Eastern Railway Company, Inc.
Kyle Railroad Company
Mid-Michigan Railroad, Inc.
Missouri & Northern Arkansas Railroad Company, Inc.
North Carolina & Virginia Railroad Company, LLC
Otter Tail Valley Railroad Company, Inc.
Point Comfort & Northern Railway Company
RailTex, Inc.
Rockdale, Sandow & Southern Railroad Company
San Pedro Trails, Inc.
San Diego & Imperial Valley Railroad Company, Inc.
San Joaquin Valley Railroad Co.
South Carolina Central Railroad Company, LLC

6